Exhibit 99.1

News Release

One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035 503-684-7000                             www.gbrx.com

For release: July 1, 2015, 6:00 a.m. EDT	Contact:	Mark Rittenbaum
Lorie Tekorius
503-684-7000

Greenbrier Reports Third Quarter Results

~ Posts EPS of $1.33, which includes $0.16 of non-recurring costs ~

~ Aggregate gross margin expands to 20.9% ~

~ Backlog grows to $4.86 billion; sixth consecutive quarter of backlog growth ~

Lake Oswego, Oregon, July 1, 2015 – The Greenbrier Companies, Inc. (NYSE: GBX) today reported financial results for its third fiscal quarter ended May 31, 2015.

Third Quarter Highlights

•	Net earnings attributable to Greenbrier for the quarter were $42.8 million, or $1.33 per diluted share, on record revenue of $714.6 million.

•	Results for the third quarter include non-recurring costs of approximately $5.2 million after-tax, or $0.16 per diluted share. These costs include professional fees and other transaction costs associated with a potential acquisition, for which discussions terminated in June, and our advocacy of new tank car safety regulations. In addition, a significant decline in scrap metal prices adversely affected our wheel services business by $1.1 million after-tax, or $0.03 per diluted share.

•	Adjusted EBITDA for the quarter was a record $116.3 million, or 16.3% of revenue.

•	New railcar backlog as of May 31, 2015 was 45,100 units with an estimated value of $4.86 billion (average unit sale price of $108,000), compared to 46,000 units with an estimated value of $4.78 billion (average unit sale price of $104,000) as of February 28, 2015.

•	Diversified orders for 5,300 new railcars valued at $640 million were received during the quarter.

•	New railcar deliveries totaled 5,700 units for the quarter, compared to 5,200 units for the quarter ended February 28, 2015.

•	Marine backlog as of May 31, 2015 was approximately $70 million.

•	Board declares a quarterly dividend of $0.15 per share payable on August 5, 2015 to shareholders of record as of July 15, 2015.

•	Repurchased 28,363 shares of common stock at a cost of $1.5 million during the quarter.

Progress on Longer Term Financial Goals

•	Aggregate gross margin expanded to 20.9%, compared to 19.9% in the prior quarter, reaching the goal of at least 20% gross margin by the second half of fiscal 2016.

•	We remain on track to reach the goal of at least 25% ROIC by the second half of fiscal 2016. Annualized ROIC of 21.3% reflects record operating results tempered by working capital needs associated with higher production and syndication volumes, and planned capital expenditure programs.

•	Our Net Funded Debt : LTM EBITDA continued to improve to 0.9 times.

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Greenbrier Reports Third Quarter. . . (Cont.)	Page 2

William A. Furman, Chairman and CEO, said, “Our diversified and integrated business model continues to pay off, with record revenue, adjusted EBITDA and deliveries this quarter. Aggregate gross margin grew to 20.9%, led by execution from our manufacturing and lease syndication businesses. We achieved our goal of at least 20% aggregate margin a full year ahead of plan despite an abrupt decline in scrap metal prices which adversely affected our wheel services business. Results for the quarter include non-recurring costs of about $5.2 million after-tax, or $0.16 per diluted share, associated with a potential acquisition, for which discussions terminated in June, and advocacy of new tank car safety regulations. Our financial outlook for the year, excluding these non-recurring items, remains within previous guidance.”

“Since the beginning of our fiscal year on September 1, 2014, we have received orders for 29,500 new railcar units valued at $3.0 billion, with approximately 80% of these orders being non-energy related. Our railcar backlog value has grown every quarter since the first quarter of fiscal 2014. The most recent industry data reported for North America is as of March 31, 2015. Our book-to-bill ratio in North America for the 12 months ended March 31, 2015 was 2.6x, nearly 50% higher than 1.8x for the industry as a whole. Our strong commercial performance and diversified product offerings allowed us to capture 43% of all orders placed across the railcar industry in the most recently reported calendar quarter. With deliveries that stretch into 2018, we have a long runway ahead to deliver robust earnings and free cash flow, driving shareholder value. We will continue our balanced approach of reinvesting free cash flow into projects that generate high rates of return, seeking acquisitions in our core competencies and returning capital to shareholders. We remain confident in the long-term strength of our strategy and integrated business model.”

Share Repurchases

We repurchased 28,363 shares of common stock at a cost of $1.5 million during the quarter. Cumulative repurchases from October 31, 2013 through May 31, 2015 aggregate 1,655,587 shares at a cost of $82.9 million, or an average price of $50.05 per share. We have $42.1 million available under our share repurchase program.

Business Outlook

Based on current business trends and industry forecasts, and excluding non-recurring costs of $7.5 million pre-tax, or $0.16 per diluted share from the third quarter, Greenbrier reaffirms previously provided fiscal 2015 annual guidance for Revenue ($2.6 to $2.7 billion), Adjusted EBITDA ($420 to $435 million) and Deliveries (~21,500). Guidance for annual diluted EPS is narrowed to $5.70 to $5.85, excluding non-recurring costs in the third quarter of $0.16 per diluted share.

While gross margins continue to increase overall, management does not believe this track will be linear.

As noted in the “Safe Harbor” statement, there are risks to achieving this guidance. Certain orders and backlog in this release are subject to customary documentation and completion of terms.

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Greenbrier Reports Third Quarter. . . (Cont.)	Page 3

Financial Summary

	Q3 FY15	Q2 FY15	Sequential Comparison – Main Drivers
Revenue	$714.6M	$630.1M	Up 13.4% primarily due to increased deliveries
Gross margin	20.9%	19.9%	Up 100 bps due to favorable product mix and pricing and improved production efficiencies in the manufacturing segment
Selling and administrative expense	$45.6M	$32.9M	Up 38.6% primarily due to fees and transaction costs associated with a potential acquisition, advocacy of new tank car regulations, and other costs as a result of operating at higher levels of activity
Gain on disposition of equipment	$0.7M	$0.1M	Timing of sales fluctuates and is opportunistic, typically may range from $1.0M to $3.0M per quarter
Adjusted EBITDA	$116.3M	$102.7M	Up 13.2% driven by higher deliveries and margins
Effective tax rate	30.7%	32.4%	Reflects a change in the geographic mix of earnings and in GIMSA JV earnings as well as an update to the annual effective rate to 31.5%
Net earnings attributable to noncontrolling interest	$27.5M	$10.7M	Driven by an increase in deliveries and higher margin from our GIMSA JV
Net earnings	$42.8M	$50.4M
Diluted EPS	$1.33	$1.57

Segment Summary

	Q3 FY15	Q2 FY15	Sequential Comparison – Main Drivers
Manufacturing
Revenue	$593.4M	$505.2M	Up 17.5% primarily due to higher deliveries
Gross margin	21.5%	20.2%	Up 130 bps due to favorable product mix and pricing, and improved efficiencies
Operating margin (1)	19.5%	18.0%
Deliveries	5,700	5,200
Wheels & Parts
Revenue	$97.4M	$102.6M	Down 5.1% primarily attributable to lower wheel and component volumes
Gross margin	8.0%	9.6%	Down 160 bps primarily due to an adverse effect of lower scrap metal prices in our wheels business
Operating margin (1)	5.2%	7.8%
Leasing & Services
Revenue	$23.8M	$22.3M	Up 6.7% primarily due to higher volume of rent-producing leased railcars for syndication
Gross margin	58.0%	60.3%	Down 230 bps due to certain maintenance and transportation costs
Operating margin (1) (2)	45.4%	44.1%
Lease fleet utilization	97.6%	99.5%

(1)	See supplemental segment information on page 11 for additional information.
(2)	Includes Net gain on disposition of equipment, which is excluded from gross margin.

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Greenbrier Reports Third Quarter. . . (Cont.)	Page 4

Conference Call

Greenbrier will host a teleconference to discuss its third quarter 2015 results. In conjunction with this news release, Greenbrier has posted a supplemental earnings presentation to our website. Teleconference details are as follows:

•	July 1, 2015

•	8:00 a.m. Pacific Daylight Time

•	Phone: 1-630-395-0143, Password: “Greenbrier”

•	Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)

Please access the site 10 minutes prior to the start time.

About Greenbrier

Greenbrier, (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in our 4 manufacturing facilities in the U.S. and Mexico and marine barges at our U.S. manufacturing facility. Greenbrier also sells reconditioned wheel sets and provides wheel services at 9 locations throughout the U.S. We recondition, manufacture and sell railcar parts at 4 U.S. sites. Greenbrier is a 50/50 joint venture partner with Watco Companies, LLC in GBW Railcar Services, LLC which repairs and refurbishes freight cars at 33 locations across North America, including 12 tank car repair and maintenance facilities certified by the Association of American Railroads. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through our operations in Poland. Greenbrier owns approximately 8,800 railcars, and performs management services for approximately 245,000 railcars.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain forward-looking statements, including statements regarding expected new railcar production volumes and schedules, expected customer demand for the Company’s products and services, plans to increase manufacturing capacity, restructuring plans, new railcar delivery volumes and schedules, growth in demand for the Company’s railcar services and parts business, and the Company’s future financial performance. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “goal,” “contemplates,” “expects,” “intends,” “plans,” “projects,” “hopes,” “seeks,” “estimates,” “strategy,” “could,” “would,” “should,” “likely,” “will,” “may,” “can,” “designed to,” “future,” “foreseeable future” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog and awards are not indicative of our financial results; uncertainty or changes in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; sovereign risk to contracts, exchange rates or property rights; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, inefficiencies associated with expansion or start-up of production lines or increased production rates, changing technologies, transfer of production between facilities or non-performance of alliance partners, subcontractors or

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Greenbrier Reports Third Quarter. . . (Cont.)	Page 5

suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; integration of current or future acquisitions and establishment of joint ventures; succession planning; discovery of defects in railcars or services resulting in increased warranty costs or litigation; physical damage or product or service liability claims that exceed our insurance coverage; train derailments or other accidents or claims that could subject us to legal claims; actions or inactions by various regulatory agencies including potential environmental remediation obligations or changing tank car or other rail car or railroad regulation; and issues arising from investigations of whistleblower complaints; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2014, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

Adjusted EBITDA is not a financial measure under generally accepted accounting principles (GAAP). We define Adjusted EBITDA as Net earnings before Interest and foreign exchange, Income tax expense, Depreciation and amortization. Adjusted EBITDA is a performance measurement tool commonly used by rail supply companies and Greenbrier. You should not consider Adjusted EBITDA in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, this measure presented may differ from and may not be comparable to similarly titled measures used by other companies.

Annualized ROIC is calculated by taking year to date Earnings from operations, less cash paid for income taxes, net, which is then annualized and divided by the average balance of the sum of the Revolving notes, plus Notes payable, plus Total equity, less cash in excess of $40 million. The average is calculated based on the quarterly ending balances.

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Greenbrier Reports Third Quarter. . . (Cont.)	Page 6

THE GREENBRIER COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	May 31, 2015	February 28, 2015	November 30, 2014	August 31, 2014	May 31, 2014
Assets
Cash and cash equivalents	$122,783	$145,512	$118,958	$184,916	$198,492
Restricted cash	8,912	8,722	9,170	20,140	9,468
Accounts receivable, net	214,890	207,488	191,532	199,679	181,850
Inventories	426,655	418,590	372,039	305,656	337,197
Leased railcars for syndication	213,197	198,010	177,221	125,850	96,332
Equipment on operating leases, net	257,962	261,234	264,615	258,848	274,863
Property, plant and equipment, net	285,570	271,977	258,303	243,698	215,942
Investment in unconsolidated affiliates	91,217	71,225	72,342	69,359	12,129
Goodwill	43,265	43,265	43,265	43,265	57,416
Intangibles and other assets, net	62,664	64,386	61,937	65,757	66,883

	$1,727,115	$1,690,409	$1,569,382	$1,517,168	$1,450,572

Liabilities and Equity
Revolving notes	$92,507	$90,563	$46,527	$13,081	$18,082
Accounts payable and accrued liabilities	405,544	417,844	374,509	383,289	356,541
Deferred income taxes	75,572	77,632	81,808	81,383	79,526
Deferred revenue	24,209	28,287	27,067	20,603	21,153
Notes payable	346,279	441,326	443,303	445,091	447,068
Total equity - Greenbrier	672,396	541,491	519,884	511,390	476,145
Noncontrolling interest	110,608	93,266	76,284	62,331	52,057

Total equity	783,004	634,757	596,168	573,721	528,202

	$1,727,115	$1,690,409	$1,569,382	$1,517,168	$1,450,572

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Greenbrier Reports Third Quarter. . . (Cont.)	Page 7

THE GREENBRIER COMPANIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts, unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2015	2014	2015	2014
Revenue
Manufacturing	$593,376	$425,583	$1,478,566	$1,132,811
Wheels & Parts	97,407	140,663	286,671	390,604
Leasing & Services	23,823	27,039	74,576	62,441

	714,606	593,285	1,839,813	1,585,856

Cost of revenue
Manufacturing	465,658	351,829	1,184,922	969,841
Wheels & Parts	89,645	129,825	259,285	365,740
Leasing & Services	10,017	14,856	32,942	34,090

	565,320	496,510	1,477,149	1,369,671

Margin	149,286	96,775	362,664	216,185

Selling and administrative expense	45,595	34,800	112,223	89,034
Net gain on disposition of equipment	(720)	(5,619)	(924)	(14,686)
Restructuring charges	—	56	—	1,475

Earnings from operations	104,411	67,538	251,365	140,362

Other costs
Interest and foreign exchange	4,285	5,437	9,355	14,280

Earnings before income tax and earnings from unconsolidated affiliates	100,126	62,101	242,010	126,082

Income tax expense	(30,783)	(16,303)	(76,209)	(36,708)

Earnings before earnings from unconsolidated affiliates	69,343	45,798	165,801	89,374
Earnings from unconsolidated affiliates	982	298	1,552	272

Net earnings	70,325	46,096	167,353	89,646
Net earnings attributable to noncontrolling interest	(27,514)	(12,508)	(41,405)	(25,083)

Net earnings attributable to Greenbrier	$42,811	$33,588	$125,948	$64,563

Basic earnings per common share:	$1.54	$1.20	$4.58	$2.29

Diluted earnings per common share:	$1.33	$1.03	$3.91	$2.01

Weighted average common shares:
Basic	27,842	27,956	27,514	28,223
Diluted	33,000	34,001	33,262	34,268

Dividends declared per common share:	$0.15	$—	$0.45	$—

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Greenbrier Reports Third Quarter. . . (Cont.)	Page 8

THE GREENBRIER COMPANIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Nine Months Ended May 31,
	2015	2014
Cash flows from operating activities:
Net earnings	$167,353	$89,646
Adjustments to reconcile net earnings to net cash provided by operating activities:
Deferred income taxes	(5,245)	(6,745)
Depreciation and amortization	33,258	30,824
Net gain on disposition of equipment	(924)	(14,686)
Stock based compensation expense	13,176	6,454
Noncontrolling interest adjustments	20,371	2,953
Other	1,008	388
Increase in assets:
Accounts receivable, net	(8,769)	(26,226)
Inventories	(124,906)	(21,722)
Leased railcars for syndication	(90,914)	(25,420)
Other	(1,666)	(2,491)
Increase in liabilities:
Accounts payable and accrued liabilities	23,135	36,507
Deferred revenue	3,680	12,258

Net cash provided by operating activities	29,557	81,740

Cash flows from investing activities:
Proceeds from sales of assets	4,628	39,515
Capital expenditures	(75,892)	(34,522)
Decrease (increase) in restricted cash	228	(661)
Investment in and advances to unconsolidated affiliates	(29,923)	(1,253)
Other	715	—

Net cash provided by (used in) investing activities	(100,244)	3,079

Cash flows from financing activities:
Net change in revolving notes with maturities of 90 days or less	73,000	—
Proceeds from revolving notes with maturities longer than 90 days	42,563	34,674
Repayments of revolving notes with maturities longer than 90 days	(36,137)	(64,801)
Proceeds from issuance of notes payable	—	200,000
Repayments of notes payable	(5,504)	(126,821)
Debt issuance costs	—	(382)
Repurchase of stock	(48,451)	(26,293)
Dividends	(12,069)	—
Decrease in restricted cash	11,000	—
Cash distribution to joint venture partner	(12,489)	(3,109)
Investment by joint venture partner	—	419
Excess tax benefit from restricted stock awards	2,964	109
Other	(248)	—

Net cash provided by financing activities	14,629	13,796

Effect of exchange rate changes	(6,075)	2,442
Increase (decrease) in cash and cash equivalents	(62,133)	101,057
Cash and cash equivalents
Beginning of period	184,916	97,435

End of period	$122,783	$198,492

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Greenbrier Reports Third Quarter. . . (Cont.)	Page 9

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, except per share amounts, unaudited)

Operating Results by Quarter for 2015 are as follows:

	First	Second	Third	Total

Revenue
Manufacturing	$379,949	$505,241	$593,376	$1,478,566
Wheels & Parts	86,624	102,640	97,407	286,671
Leasing & Services	28,485	22,268	23,823	74,576

	495,058	630,149	714,606	1,839,813

Cost of revenue
Manufacturing	316,037	403,227	465,658	1,184,922
Wheels & Parts	76,872	92,768	89,645	259,285
Leasing & Services	14,081	8,844	10,017	32,942

	406,990	504,839	565,320	1,477,149

Margin	88,068	125,310	149,286	362,664

Selling and administrative expense	33,729	32,899	45,595	112,223
Net gain on disposition of equipment	(83)	(121)	(720)	(924)

Earnings from operations	54,422	92,532	104,411	251,365

Other costs
Interest and foreign exchange	3,141	1,929	4,285	9,355

Earnings before income tax and earnings (loss) from unconsolidated affiliates	51,281	90,603	100,126	242,010

Income tax expense	(16,054)	(29,372)	(30,783)	(76,209)

Earnings before earnings (loss) from unconsolidated affiliates	35,227	61,231	69,343	165,801
Earnings (loss) from unconsolidated affiliates	755	(185)	982	1,552

Net earnings	35,982	61,046	70,325	167,353
Net earnings attributable to noncontrolling interest	(3,196)	(10,695)	(27,514)	(41,405)

Net earnings attributable to Greenbrier	$32,786	$50,351	$42,811	$125,948

Basic earnings per common share (1)	$1.19	$1.86	$1.54	$4.58
Diluted earnings per common share (1)	$1.01	$1.57	$1.33	$3.91

(1)	Quarterly amounts do not total to the year to date amount as each period is calculated discretely. Diluted earnings per common share includes the dilutive effect of the 2026 Convertible Notes using the treasury stock method when dilutive and the dilutive effect of shares underlying the 2018 Convertible Notes using the “if converted” method in which debt issuance and interest costs, net of tax, were added back to net earnings.

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Greenbrier Reports Third Quarter. . . (Cont.)	Page 10

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, except per share amounts, unaudited)

Operating Results by Quarter for 2014 are as follows:

	First	Second	Third	Fourth	Total

Revenue
Manufacturing	$359,473	$347,755	$425,583	$492,105	$1,624,916
Wheels & Parts (1)	113,401	136,540	140,663	105,023	495,627
Leasing & Services	17,481	17,921	27,039	20,978	83,419

	490,355	502,216	593,285	618,106	2,203,962

Cost of revenue
Manufacturing	311,440	306,572	351,829	404,167	1,374,008
Wheels & Parts (1)	107,975	127,940	129,825	98,198	463,938
Leasing & Services	9,381	9,853	14,856	9,706	43,796

	428,796	444,365	496,510	512,071	1,881,742

Margin	61,559	57,851	96,775	106,035	322,220

Selling and administrative expense	26,109	28,125	34,800	36,236	125,270
Net gain on disposition of equipment	(3,651)	(5,416)	(5,619)	(353)	(15,039)
Restructuring charges	879	540	56	—	1,475
Gain on contribution to joint venture	—	—	—	(29,006)	(29,006)

Earnings from operations	38,222	34,602	67,538	99,158	239,520

Other costs
Interest and foreign exchange	4,744	4,099	5,437	4,415	18,695

Earnings before income tax and earnings (loss) from unconsolidated affiliates	33,478	30,503	62,101	94,743	220,825

Income tax expense	(10,522)	(9,883)	(16,303)	(35,693)	(72,401)

Earnings before earnings (loss) from unconsolidated affiliates	22,956	20,620	45,798	59,050	148,424
Earnings (loss) from unconsolidated affiliates	41	(67)	298	1,083	1,355

Net earnings	22,997	20,553	46,096	60,133	149,779
Net earnings attributable to noncontrolling interest	(7,609)	(4,966)	(12,508)	(12,777)	(37,860)

Net earnings attributable to Greenbrier	$15,388	$15,587	$33,588	$47,356	$111,919

Basic earnings per common share (2)	$0.54	$0.55	$1.20	$1.69	$3.97
Diluted earnings per common share (2)	$0.49	$0.50	$1.03	$1.43	$3.44

(1)	Wheels & Parts (previously known as Wheels, Repair & Parts) included our repair operations through July 18, 2014, at which time we and Watco, our joint venture partner, contributed our respective repair operations to GBW, an unconsolidated 50/50 joint venture. After July 18, 2014, the results of GBW are included in Earnings (loss) from unconsolidated affiliates as we account for our interest in GBW under the equity method of accounting.
(2)	Quarterly amounts do not total to the year to date amount as each period is calculated discretely. Diluted earnings per common share includes the dilutive effect of the 2026 Convertible Notes using the treasury stock method when dilutive and the dilutive effect of shares underlying the 2018 Convertible Notes using the “if converted” method in which debt issuance and interest costs, net of tax, were added back to net earnings.

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Greenbrier Reports Third Quarter. . . (Cont.)	Page 11

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, unaudited)

Segment Information

Three months ended May 31, 2015:

	Revenue			Earnings (loss) from operations
	External	Intersegment	Total	External	Intersegment	Total
Manufacturing	$593,376	$33	$593,409	$115,675	$—	$115,675
Wheels & Parts	97,407	7,605	105,012	5,078	607	5,685
Leasing & Services	23,823	11,722	35,545	10,824	11,722	22,546
Eliminations	—	(19,360)	(19,360)	—	(12,329)	(12,329)
Corporate	—	—	—	(27,166)	—	(27,166)

	$714,606	$—	$714,606	$104,411	$—	$104,411

Three months ended February 28, 2015:

	Revenue			Earnings (loss) from operations
	External	Intersegment	Total	External	Intersegment	Total
Manufacturing	$505,241	$81	$505,322	$90,876	$9	$90,885
Wheels & Parts	102,640	5,934	108,574	7,976	653	8,629
Leasing & Services	22,268	18,627	40,895	9,811	18,627	28,438
Eliminations	—	(24,642)	(24,642)	—	(19,289)	(19,289)
Corporate	—	—	—	(16,131)	—	(16,131)

	$630,149	$—	$630,149	$92,532	$—	$92,532

	Total assets
	May 31, 2015	February 28 2015
Manufacturing	$697,342	$663,567
Wheels & Parts	290,363	291,358
Leasing & Services	538,896	516,835
Unallocated	200,514	218,649

	$1,727,115	$1,690,409

The results of operations for GBW, which are shown below, are not reflected in the above tables as the investment is accounted for under the equity method of accounting.

	As of and for the Three Months Ended
	May 31, 2015	February 28, 2015
Revenue	$88,800	$83,300
Earnings (loss) from operations	$200	$(2,000)
Total assets	$230,100	$217,400

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Greenbrier Reports Third Quarter. . . (Cont.)	Page 12

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, excluding backlog and delivery units, unaudited)

Reconciliation of Net earnings to Adjusted EBITDA

	Three Months Ended
	May 31, 2015	February 28, 2015
Net earnings	$70,325	$61,046
Interest and foreign exchange	4,285	1,929
Income tax expense	30,783	29,372
Depreciation and amortization	10,860	10,348

Adjusted EBITDA	$116,253	$102,695

Adjusted EBITDA is not a financial measure under generally accepted accounting principles (GAAP). We define Adjusted EBITDA as Net earnings before interest and foreign exchange, income tax expense, depreciation and amortization. Adjusted EBITDA is a performance measurement tool commonly used by rail supply companies and Greenbrier. You should not consider Adjusted EBITDA in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Adjusted EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.

Three Months Ended May 31, 2015
Backlog Activity (units)
Beginning backlog	46,000
Orders received	5,300
Production held as Leased railcars for syndication	(1,500)
Production sold directly to third parties	(4,700)

Ending backlog	45,100

Delivery Information (units)
Production sold directly to third parties	4,700
Sales of Leased railcars for syndication	1,000

Total deliveries	5,700

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Greenbrier Reports Third Quarter. . . (Cont.)	Page 13

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, except per share amounts, unaudited)

Reconciliation of common shares outstanding and diluted earnings per share

The shares used in the computation of the Company’s basic and diluted earnings per common share are reconciled as follows:

	Three Months Ended
	May 31, 2015	February 28, 2015
Weighted average basic common shares outstanding (1)	27,842	27,028
Dilutive effect of convertible notes (2)	5,158	6,045

Weighted average diluted common shares outstanding	33,000	33,073

(1)	Restricted stock grants and restricted stock units, including some grants subject to certain performance criteria, are included in weighted average basic common shares outstanding when the Company is in a net earnings position.
(2)	The dilutive effect of the 2018 Convertible notes are included in the Weighted average diluted common shares outstanding as they were considered dilutive under the “if converted” method as further discussed below. The dilutive effect of the 2026 Convertible notes are included in the Weighted average diluted common shares outstanding as the average stock price during the period exceeded the conversion price of $48.05.

Diluted earnings per share was calculated using the more dilutive of two approaches. The first approach includes the dilutive effect of shares underlying the 2026 Convertible notes in the share count using the treasury stock method. The second approach supplements the first by including the “if converted” effect of the 2018 Convertible notes issued in March 2011. Under the “if converted method” debt issuance and interest costs, both net of tax, associated with the convertible notes are added back to net earnings and the share count is increased by the shares underlying the convertible notes.

	Three Months Ended
	May 31, 2015	February 28, 2015
Net earnings attributable to Greenbrier	$42,811	$50,351
Add back:
Interest and debt issuance costs on the 2018 Convertible notes, net of tax	1,234	1,416

Earnings before interest and debt issuance costs on convertible notes	$44,045	$51,767

Weighted average diluted common shares outstanding	33,000	33,073
Diluted earnings per share	$1.33	$1.57

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